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                                                                    Exhibit 99.1

                        [OMNIS SOFTWARE INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

Meredith Dudley
Public Relations
public_relations@omnis-software.com
(650) 829-7159

Kenneth Holmes
Chief Financial Officer
ken_holmes@omnis-software.com
(650) 829-7172


                    OMNIS SOFTWARE SECURES EQUITY FINANCING
                         $1 Million Note to be Extended

SAN BRUNO, CA, April 14, 1998 - OMNIS Technology Corp., (NASDAQ OTC BB: "OMNS") today announced that it has agreed to sell up to 126,000 shares of series A preferred stock, at a price of $.80 per share, to a significant stockholder. Each share of preferred stock converts into 10 shares of common stock. Concurrent with the execution of this agreement, the Company sold the first 50,000 shares of series A preferred stock. These proceeds will be used to fund the Company's operations designed to achieve profitability and the expansion of its US based sales & marketing programs. OMNIS expects to sell the additional shares of series A preferred stock in the upcoming quarters; a portion of which will fund future working capital requirements, and the remaining shares to be sold upon the successful completion of negotiations with its unsecured creditors.

      The Company also announced that the $1 million debt financing of October 1997, which became due March 31, 1998, was again extended. The note is now due June 30, 1998. The Company does not expect to repay the note by June 30, 1998, and believes the due date will again be extended.

      Having secured this key investment as part of the effort to reorganize the company, Kenneth Holmes, Chief Financial Officer and acting Chief Executive Officer of OMNIS stated "with the expansion of our sales and marketing efforts, we are targeting a near break-even first quarter, ending June 30, 1998. This company has many challenges in front of it, but thanks to a strong partner channel, which provides a stable revenue stream, we feel confident in meeting our goals."

                                     -more-
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OMNIS SECURES FINANCING/2

OMNIS TECHNOLOGY CORPORATION

      OMNIS is a leader in developing and deploying component engineering software. The OMNIS Studio and OMNIS 7 product lines support the full life cycle of applications and are ideal for the rapid development and deployment of sophisticated Web and client/server applications, providing true re-use of software objects and the unique ability to integrate objects from disparate programming languages. OMNIS Studio is the first component engineering system to integrate JavaBean and ActiveX components.

The statements in this press release may contain forward-looking statements that involve risk and uncertainties that could cause actual results to differ from predicted results. Such risks include, among others, the Company's continuing significant liquidity problems, significant variability in operating results, including variability in product revenues and gross margins, fluctuating demand for new and established products, dependence on new products, dependence on markets acceptance of new products, increasing expenses for marketing and development of new products, historical lack of profitability, rapid technological change and risks associated with global operations. Further risks are described in the Company's Form 10-K filed with the Securities and Exchange Commission on June 30, 1997, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Copyright 1998. OMNIS is a registered trademark of OMNIS Software, Inc. OMNIS
Studio and OMNIS 7 are trademarks of OMNIS Software, Inc.